Exhibit 10.18

EXECUTION COPY

SUPPLY AGREEMENT

This Supply Agreement (hereinafter referred to as this “Agreement”), effective as of the 23rd day of July, 2007 (the “Effective Date”), is made by and between SPI Pharma, Inc., a Delaware corporation with its principal offices at 321 Cherry Lane, New Castle, Delaware 19720 (hereinafter referred to as “Supplier”), and Transcept Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California 94804 (hereinafter referred to as “Purchaser”). Purchaser and Supplier are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, Purchaser is engaged in the business of supplying pharmaceutical products;

WHEREAS, Supplier is engaged in the manufacture of ingredients for the pharmaceutical industry;

WHEREAS, Purchaser desires Supplier to supply quantities of the Product (as defined below) to Purchaser, pursuant to purchase orders provided by Purchaser to Supplier from time to time, on the terms and conditions described below;

WHEREAS, Supplier is willing to supply the Product to the Purchaser on the terms and conditions described below; and

WHEREAS, Purchaser is pursuing patent protection with respect to the Finished Product (as defined below).

NOW, THEREFORE, in consideration of the covenants, conditions and obligations expressed herein, and intending to be legally bound thereby, the Parties hereto agree as follows:

1.	DEFINITIONS

Terms defined in the preamble of this Agreement have the meanings set forth therein, and the following terms have the meanings set forth below.

“Affiliate” means, with respect to an entity, any company or other entity which directly or indirectly controls or is controlled by or is under common control with that entity. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

“API” means the active pharmaceutical ingredient zolpidem and/or any isomers, crystals, hydrates, anhydrates, solvates, salt forms, free acids or bases, complexes, or polymorphs thereof.

“Applicable Laws” means all laws, ordinances, rules and regulations of any governmental or regulatory authority that apply to the Product, Supplier’s manufacture and supply of the Product, or this Agreement, including without limitation (i) all applicable federal,

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

state and local laws and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act (“FDCA”), (iii) regulations and guidelines of the FDA and other Regulatory Agencies, and ICH guidelines and (iv) GMP, and if applicable, current Good Laboratory Practices and current Good Clinical Practices promulgated by the FDA and other Regulatory Agencies.

“Buffered Soda Technology” means [***].

“Facility” means: (i) Supplier’s GMP manufacturing facility located in [***]; or (ii) any other GMP manufacturing facility meeting the requirements of this Agreement, provided that Supplier has given Purchaser at least six (6) months’ prior written notice that it will manufacture Product for Purchaser at such other facility.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Finished Product” means a product comprising a Product together with the API, and which may include [***].

“Full Secondary Source Qualification” means the Secondary Source’s successful completion and approval of a Qualification Protocol and its manufacture of [***] of Product at production scale meeting the Specifications.

“Full Secondary Source Approval” means the Supplier’s granting of all consents and approvals, and entering into all agreements with the Secondary Source, in each case that are required for Purchaser to sublicense such Secondary Source under its Product Manufacturing License as described in Section 8.1.1 and to transfer the Product Manufacturing Technology to such Secondary Source as described in Section 8.1.4 (including, without limitation, Supplier’s approval of such Secondary Source and the sublicense and confidentiality agreement(s) between such Secondary Source and Purchaser, and having entered into an agreement with such Secondary Source binding such Secondary Source to the provisions of Section 8.1.4, all as described in Sections 8.1.1 and 8.1.4).

“GMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (Parts 11, 210, 211, 820), the FDA Guidance for Industry Q7A ICH Good Manufacturing Practice for Active Pharmaceutical Ingredients and the IPEC (The International Pharmaceutical Excipients Council) Good Manufacturing Practices Guide for Bulk Pharmaceutical Excipients.

“Knowledge” means, with respect to Supplier, the actual knowledge of the members of [***] any other personnel of Supplier involved in the development and/or commercialization of the Product.

“Manufacture” and “Manufacturing” means, along with other forms of the word, the development, manufacturing, quality testing, handling, packaging, storage and/or disposal of: (i) the Product and (ii) the raw materials and components used in connection with the preparation of the Product.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

“Product” means Buffered Soda as described in the Specifications, to be manufactured and supplied by Supplier.

“Product Manufacturing IP” means: (i) the Product Manufacturing Technology; and (ii) any and all Patents controlled by Supplier or any of its Affiliates that claim the Manufacturing, use (including administration), sale or importation of the Buffered Soda Technology or that are otherwise necessary or useful for the Manufacture of Product as permitted by this Agreement.

“Product Manufacturing License” has the meaning given in Section 8.1.1 of this Agreement.

“Product Manufacturing Technology” means, with respect to the Buffered Soda Technology supplied by Supplier hereunder, to the extent in writing, created in the ordinary course of Supplier’s business and controlled by Supplier: (i) descriptions of compositions (including raw materials used), raw material suppliers, incoming raw material specifications and methods, production processes and equipment used; (ii) quality control specifications and methods; (iii) Master Batch Records (MBRs), storage requirements, process validation protocols and results; and (iv) all information contained in Supplier’s Drug Master File (DMF) for the Product and all other Supplier know-how relating to the Manufacture of the Buffered Soda Technology.

“Patents” shall mean any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including without limitation inventor’s certificates, utility model, substitutions, supplemental protection certificates, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including without limitation any continuation, divisional, substitution, additions, continuations-in-part, provisional and converted provisional applications.

“Qualification Protocol” means a document written by the Secondary Source and approved by Transcept which shall include the following: (i) approved Quality Assurance Secondary Site specifications and methods for the Product; (ii) Secondary Source approved Master Batch Manufacturing Record (MBR) for the Product; (iii) in-process specifications and methods for the Product; (iv) a description of the equipment to be used by the Secondary Source for the manufacture of the Product; (v) a stability schedule to test the batches of Product produced under such Qualification Protocol; (vi) a commitment on the part of the Secondary Source to manufacture [***] of Product and to perform stability testing to support the proposed re-test date; (vii) a report written by the Secondary Source and approved by Transcept which supports all of steps (i)-(vi) outlined above.

“Regulatory Agency” means any governmental regulatory authority involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of the Product and/or Finished Product, including the FDA and the European Medicines Evaluation Agency (“EMEA”).

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

“Regulatory Approval” means a required consent, license, approval or other authorization of a Regulatory Agency having authority over the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale or distribution of the Product and/or Finished Product, as applicable, in all or any portion of the Territory.

“Specifications” means with respect to the Product supplied hereunder, the specifications for the Product that are attached hereto as Exhibit B, in each case as such may be amended from time to time by the mutual written agreement of the Parties.

“Supply Failure” has the meaning given in Section 8.2.3 of this Agreement.

“Term” has the meaning given in Section 10.1 of this Agreement.

“Territory” means worldwide.

2.	PURCHASE AND SALE OF PRODUCT

2.1 Supply of Product. During the Term of this Agreement, Supplier agrees to supply to Purchaser, and Purchaser agrees to purchase from Supplier, all quantities of Product ordered by Purchaser pursuant to purchase orders submitted to Supplier under Firm Orders in accordance with the terms of this Agreement and subject to the terms of Article 5 below. During the Term and except in the event of a Supply Failure as provided in Section 8.2, Purchaser shall purchase [***] of its requirements for the Product for use in the Finished Product from Supplier (the “Purchase Obligation”). Notwithstanding Purchaser’s Purchase Obligation, Purchaser may at any time purchase from the Secondary Source (as defined in Section 8.1.1), (i) those quantities of Product for use in the Finished Product that are required by the Secondary Source and/or Regulatory Authorities to keep such Secondary Source fully qualified and enabled as a commercial manufacturer of Product for Finished Product, so long as the quantities of Product purchased by Purchaser from the Secondary Source in a given calendar year of the Term [***] of Purchaser’s requirements of Product for such calendar year, and (ii) any quantities of Product ordered by Purchaser in accordance with the terms of this Agreement that Supplier is unable to supply but which such inability to supply would not reach the level of a Supply Failure. No change in Specifications will be made without the mutual written agreement of Supplier and Purchaser. Purchaser may purchase Product hereunder through its designee (i.e. Purchaser’s contract manufacturers and/or pharmaceutical development partners, in each case for the development and/or commercialization of the Finished Product), and Supplier agrees to supply Product to such designee pursuant to the terms of this Agreement; provided, however, that Purchaser has provided the name of such designee to Supplier in advance, and such designee has agreed in writing with Purchaser to be bound by the confidentiality obligations of Article 11 with respect to any of Supplier’s Information that such designee receives pursuant to this Agreement and to purchase Product only for use in the Finished Product hereunder.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

2.2 Covenant. Supplier hereby covenants that it will not: (i) incorporate or use Product with API (other than as required to supply the Product hereunder), (ii) sell or otherwise transfer Product to its Affiliates for incorporation or use with API, (iii) sell or otherwise transfer Product to a third party that, to Supplier’s Knowledge, plans to use such Product for incorporation or use with API or (iv) grant or authorize any rights or licenses to third parties or its Affiliates to incorporate or use the Product with API. Supplier further covenants that, in all of its arrangements with third parties or its Affiliates relating to the use or transfer of, or grant of rights in, the Product, it will notify such parties of the exclusive rights granted to Purchaser pursuant to this Agreement and provide in such arrangements that Supplier has the right to terminate such arrangements in the event that such party performs or authorizes any of the activities described in parts (i)-(iv) above of this Section 2.2. In the event that a party (other than Purchaser or Purchaser’s designee) receiving the Product or rights with respect to the Product from Supplier performs or authorizes any of the activities described in parts (i)-(iv) above, and Supplier has Knowledge of such activities, Supplier agrees to terminate its arrangement with such party with respect to Product, including terminating any rights granted to such party with respect to Product, and to cease supplying Product to such party.

2.3 Quantity.

2.3.1 Product purchase quantity is projected to be [***] with growth to be [***]. The Parties acknowledge that these quantities are estimates only and shall in no case be binding upon Purchaser.

2.3.2 The quantity of each Product Supplier is obligated to supply hereunder and Purchaser is obligated to purchase hereunder for each calendar quarter shall be as set forth in Article 5 hereof.

2.4 Orders. Orders shall be documented by written or electronic purchase order form submitted to Supplier [***] prior to requested delivery, and will provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by Supplier and Purchaser so long as the maximum lead time [***] unless otherwise agreed to by the Parties. Orders for Product shall be in [***].

2.5 Packaging. Product shall be shipped packaged in containers in accordance with the applicable Specifications or as otherwise agreed by the Parties in writing. Each such container will be individually labeled with a description of its contents, including the manufacturer lot number and quantity of Product, date of manufacture and expiration date.

3.	PRICE OF PRODUCT; DELIVERY

3.1 Purchase Price. The purchase price for Product shall be as set forth in Exhibit A. Notwithstanding the foregoing, if Supplier enters into a [***] arrangement with any third party in [***] similar to this Agreement for the supply of Product to such third party on terms or conditions [***] to such third party than those provided to Purchaser under this Supply Agreement, then Purchaser shall be provided the [***] including, without limitation, the [***] being provided by Supplier to such third party.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

3.2 Delivery. Supplier shall deliver the quantities of Product ordered by Purchaser on the dates specified in Purchaser’s purchase orders submitted in accordance with Section 2.4 above. All Product shipments shall be delivered FOB (UCC) Supplier’s shipping point at the Facility. The carrier shall be selected by agreement between Purchaser and Supplier, except that if no such agreement is reached, Purchaser shall select the carrier. All Product delivered hereunder shall be suitably packed for shipment by Supplier in accordance with good commercial practice with respect to protection of such Product during transportation and marked for shipment to Purchaser’s specified receiving point.

4.	INTELLECTUAL PROPERTY

4.1 Agreement IP. All Agreement IP shall be jointly owned by Supplier and Purchaser. As used in this Section 4.1, “Agreement IP” shall mean any ideas, improvements, discoveries, compositions, modifications, processes, technology, materials, know-how, data, inventions (whether or not patentable) and all intellectual property rights therein concerning the Buffered Soda Technology, [***]. Notwithstanding the foregoing, in the event that Purchaser undergoes a Change of Control, then Agreement IP shall not include or be deemed to include any intellectual property rights: (A) owned or controlled by the entity acquiring Purchaser (or acquiring Purchaser’s assets to which this Agreement relates, as applicable) (the “Acquirer”), or Acquirer’s Affiliates, prior to such Change of Control; or (B) thereafter developed by Acquirer or its Affiliates (i) under a product development program that existed prior to such Change of Control; (ii) without access to or reliance upon any Information exchanged or developed under this Agreement; and (iii) without the involvement of any current or former employee of Purchaser after such Change of Control, in each case, as demonstrated by documentation from Acquirer. In addition, Agreement IP shall not include Product Manufacturing IP. Subject to the licenses granted by each Party to the other in Section 4.3 below, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit the Agreement IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting. As used in this Section 4.1, a “Change of Control” shall mean: (x) the closing of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) involving Purchaser in which the stockholders of Purchaser immediately prior to such transaction or series of related transactions do not continue to own, or receive in such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the continuing or surviving entity; or (y) the sale of all, or substantially all, of the assets of Purchaser related to this Agreement.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

4.2 Ownership of Product Manufacturing IP. Supplier shall own all Product Manufacturing IP.

4.3 Licenses. Supplier shall grant and hereby grants a perpetual, irrevocable, royalty-free, fully paid-up exclusive license, with the right to grant and authorize sublicenses, to Purchaser under Supplier’s right, title and interest in the Agreement IP for the sole purpose of and only to the extent reasonably necessary to use, sell, offer to sell, and/or distribute Finished Product in the Territory. Purchaser shall grant and hereby grants a perpetual, irrevocable, royalty-free, fully paid-up exclusive license, with the right to grant and authorize sublicenses, to Supplier under Purchaser’s right, title and interest in the Agreement IP to make, have made, use, sell, offer to sell, and/or distribute Buffered Soda Technology alone or in combination with an active pharmaceutical ingredient other than API in the Territory.

4.4 Further Assurances. In addition to the requirement set forth in Section 15.5, each Party agrees to execute, at the reasonable request of the other Party, and at the other Party’s expense, all patent applications, assignments, lawful oaths and any other documents reasonably necessary to effect the ownership provisions set forth in Section 4.1 above, and to ensure that each Party’s intellectual property rights are protected and enforceable. In particular, each Party shall assign (or cause to be assigned) to the other an undivided one-half interest in its right, title, and interest in and to all Agreement IP, including Purchaser assigning (or causing to be assigned) to Supplier an undivided one-half interest in its right, title and interest in and to all Agreement IP disclosed in the Provisional Patent Application.

4.5 Sale of Product to Others. Subject to Supplier’s obligations under Section 2.2 above, Supplier shall be free to make, have made, develop, use, sell offer to sell, and distribute Product alone or for use with any active pharmaceutical ingredient other than API.

4.6 Patent Prosecution and Cooperation. Subject to Section 4.7, below, Supplier shall have sole discretion regarding whether to file patent applications claiming the Agreement IP directed specifically to Buffered Soda Technology (alone, or in combination with an active pharmaceutical ingredient other than API) and Purchaser shall have sole discretion regarding whether to file patent applications claiming the Agreement IP directed specifically to Finished Product. Each Party shall file and control patent prosecution for the respective patent applications at its own cost. The Parties shall cooperate with and assist each other, to the extent reasonably necessary and without additional cost to the other Party, to protect Agreement IP, including but not limited to, preparing, filing, prosecuting, and maintaining the respective patent applications in a manner to ensure that any Agreement IP is protected, and to ensure that any resulting patent is valid and enforceable. Each Party shall provide to the other Party a copy of all patent applications claiming the Agreement IP prior to filing for review, comment, and approval by such Party. Each Party shall also provide to the other Party copies of all Patent Office correspondence related to the prosecution of such patent applications for review and comment, and the Parties agree to consider the other Party’s comments in good faith.

4.7 Option. In the event that Supplier or Purchaser elects not to pursue patent protection claiming the Agreement IP pursuant to Section 4.6 (either by not filing any patent application or by not filing a patent application in a particular jurisdiction), the other Party shall have the option to assume responsibility to file and prosecute patent applications claiming the

Agreement IP at its sole cost and expense. Each Party shall give at least forty-five (45) days notice, prior to any bar date or otherwise, to the other Party of its intent not to file for patent protection claiming the Agreement IP and the other Party shall have the option to file for such patent protection on its own behalf, subject however to Section 4.3.

4.8 Cooperation in Litigation. Each Party shall notify the other Party upon notice of infringement or misappropriation of the Agreement IP by a third party and/or upon receipt of a claim or allegation that the Agreement IP infringes third party intellectual property rights. Each Party shall have the right to enforce the Agreement IP as follows: (i) Purchaser shall have the right to enforce any Agreement IP directed solely to the [***]; and (ii) Supplier shall have the right to enforce any Agreement IP directed solely to [***] or a combination of [***]; provided that in the case of enforcement of Patents, Purchaser shall have the right to enforce a Patent in which all of the claims of such Patent are directed solely to [***]. In all other instances of enforcement of Agreement IP, each Party shall use its reasonable business judgment to determine whether such Party should consent to initiating an enforcement action. Each Party agrees to reasonably cooperate with the other Party in such enforcement actions at the initiating Party’s expense, including by joining as a party to such enforcement actions at the request of the initiating Party. The initiating Party agrees to keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. The Parties agree that damage awards resulting from any such enforcement action will be apportioned between the Parties according to the economic injury sustained by each Party by virtue of the infringement that was the subject of such enforcement action. The Parties also agree to cooperate and assist each other to the extent necessary to defend an allegation of infringement or misappropriation if one or both Parties are named as defendants in a suit for infringement or misappropriation of third party intellectual property rights. Cooperation and assistance of one Party will be at the cost and expense of the Party that is named in the suit. If both Parties are named in the suit, each Party will cooperate and assist at its own cost and expense.

5.	FORECASTS AND FIRM ORDERS

5.1 Forecasts. Upon the execution of this Agreement by the Parties, and by December 31st of each year of the Term (excluding December 31st of the last year of the Term, unless this Agreement is extended by the mutual written consent of the Parties), the Purchaser shall provide Supplier with an estimated non-binding forecast of its requirements for the Product for the following calendar year. In addition, the Purchaser shall by the end of each calendar quarter provide a rolling forecast on a quarterly basis of its requirements for the Product for the following four calendar quarters (“Q1”, “Q2”, “Q3” and “Q4”).

5.2 Firm Orders.

5.2.1 The forecast given by Purchaser for Ql shall constitute a firm order (“Firm Order”) for the Product for Ql and Purchaser shall be obligated to purchase, and Supplier shall be obligated to supply, such quantities of Product pursuant to one or more purchase orders submitted to Supplier during Ql, in each case within the applicable ranges specified in Section 5.2.2 below.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

5.2.2 It is understood and agreed that the forecasted quantities of Product for Q2, Q3 and Q4 shall not be binding upon Purchaser in any respect, and Purchaser shall not be liable with respect to its good faith efforts to provide such non-binding forecasts. Notwithstanding the foregoing, the Firm Order for the then current Q1 may not be for an amount [***] of the immediately preceding forecast for each such calendar quarter and Supplier shall not be obligated to supply [***] of such forecasted amount, in each case unless otherwise agreed by the Parties in writing; provided, however, that Supplier shall use commercially reasonable efforts to fill the amounts of any Firm Order [***] described above.

6.	QUALITY

6.1 Specifications. The Supplier agrees that the Product supplied hereunder shall conform to the Specifications applicable to the Product and shall be manufactured at the Facility in accordance with Applicable Laws, including GMP manufacturing and record keeping procedures.

6.2 Quality Control. Prior to each shipment of Product, Supplier shall perform quality control testing procedures and inspections to verify that the Product to be shipped conforms fully to the applicable Specifications. Each shipment of Product shall be accompanied by a certificate of analysis in a form acceptable to Purchaser and describing all current requirements of the Specifications, results of tests performed certifying that the Product supplied has been manufactured, controlled and released at the Facility in accordance with the Specifications and Applicable Laws.

6.3 Batch Records; Samples. Supplier shall maintain batch records sufficient to trace the history of each batch, and representative samples from each batch of Product manufactured hereunder, for record keeping, stability testing, and other regulatory purposes, including as may be required by the Specifications or Applicable Laws, for as long as required by such Applicable Laws. Upon the request of Purchaser and so long as Supplier is required to maintain such records, Supplier shall provide Purchaser reasonable access to and copies of such records and samples.

6.4 Rejected Product. Purchaser’s receipt of any Product delivered hereunder shall be an unqualified acceptance of such Product, as applicable; provided, however, that Purchaser may reject such Product within [***] after such receipt if during such period Purchaser or its designee discovers, upon inspection of such Product, that such Product fails to conform with the Specifications therefor or otherwise fails to conform to the warranties given by Supplier in Article 13 below. Such rejection shall be accomplished by giving written notice to Supplier and, upon request from Supplier, Purchaser shall return the rejected Product in accordance with Supplier’s reasonable instructions and at Supplier’s expense, provided that such instructions comply with all Applicable Laws. Supplier shall use its best efforts to replace rejected Product [***] and in any event within [***] after Supplier’s receipt of notice thereof. In the event all or part of a shipment of Product is rejected prior to Purchaser’s payment therefor, Purchaser may withhold such payment until receipt of replacement Product that conform with the Specifications therefor and to the warranties given by Supplier in

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Article 13 below. The Parties shall use their reasonable efforts to resolve any dispute that may arise pursuant to this Section. If the Parties fail to agree, within [***] of Purchaser providing notice of rejection, whether any delivery of the Product supplied by Supplier to Purchaser conform to the Specifications therefor and the warranties given by Supplier in Article 13, the dispute shall be determined by an independent laboratory/expert mutually selected by the Parties and the decision of such independent laboratory/expert shall be final and binding on the Parties with respect to whether the Product in question conforms to the Specifications therefor and the warranties given by Supplier in Article 13. In the event that the independent laboratory/expert decides that the Product in question conforms to the Specifications and the warranties given by Supplier in Article 13, such Product shall be deemed accepted by Purchaser. In the event that the independent laboratory/expert decides that the Product in question do not conform to the Specifications and/or the warranties given by Supplier in Article 13, Supplier shall use its best efforts to replace such Product within the shortest possible time and in any event within [***] after Supplier’s receipt of notice regarding the independent laboratory/expert’s decision. For purposes of clarity, only disputes between the Parties regarding conformance of the Product as expressly described in this Section 6.4 above shall be resolved by an independent laboratory/expert, and all other disputes between the Parties shall be governed by the provisions of Section 15.8 below. The independent laboratory/expert’s fees and the prevailing Party’s out-of-pocket costs incurred in connection with the independent laboratory/expert’s decision shall be borne by the Party against whom the independent laboratory/expert’s decision is given.

6.5 Latent Defects. In the event either Party becomes aware of any defect in any batch of Product that is not discoverable upon a reasonable inspection or incoming quality assurance testing as set forth in the Specifications, it shall immediately (and in no case later than [***] after reaching such awareness) notify the other Party in writing (identifying the batch(es) involved), and provided that not more than [***] has elapsed since the receipt of the Product and to the extent the Product is being used to manufacture Finished Product, the rejection provisions of Section 6.4 above shall apply notwithstanding any expiration of the [***] described therein. In the event Purchaser fails to provide such notice of defect within [***] after it becomes aware of any defect therein, Purchaser shall be deemed to have accepted such batch and the recovery portions of Section 6.4 shall not apply to such batch.

6.6 Audits. Purchaser shall have the right to conduct, upon reasonable notice and at its own expense, a periodic (limited to one audit per year) site and quality audit of the portion of the Facility used to manufacture and/or supply the Product hereunder during normal business hours, including Supplier’s relevant books and records related thereto, in order to determine Supplier’s compliance with Applicable Laws and this Agreement. In addition, Purchaser shall be entitled to review Supplier’s standard operating procedures applicable to its manufacture and supply of the Product hereunder, including with respect to quality control.

6.7 Recalls on Finished Product. Responsibility for the initiation of and liability for recalls of the Finished Product shall be solely that of Purchaser; provided, however, that to the extent a recall is attributable to the gross negligence of Supplier, Supplier shall be [***]; provided, further, that Supplier’s liability for any and all such recalls, whether under this Section or otherwise [***].

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

7.	INVOICING AND PAYMENT

7.1 Invoices; Payment. Supplier shall submit an invoice to Purchaser upon shipment of Product ordered by Purchaser under this Agreement. All invoices will be sent to the address specified in the applicable purchase order, and each invoice will state the aggregate and unit price for Product in a given shipment, plus any insurance, taxes, or other costs incident to the purchase or shipment initially paid by Supplier but to be borne by Purchaser under this Agreement pursuant to Section 7.2 below. All invoices for Product purchased by Purchaser shall be paid net thirty (30) days upon receipt by Purchaser of the applicable invoice.

7.2 Taxes. Any and all taxes (other than taxes levied or measured by income), or other charges of any nature imposed by any competent governmental authority, which shall become payable by reason of the sale of the Product to Purchaser hereunder, shall be paid by the Supplier and the Supplier may either bill the same to the Purchaser separately or add the same to the price of the Product sold hereunder.

7.3 Currency. All amounts payable by Purchaser hereunder will be made in United States Dollars.

8.	LICENSE AND TECHNOLOGY TRANSFER; FAILURE TO SUPPLY

8.1 License and Technology Transfer.

8.1.1 Supplier hereby grants to Purchaser a non-exclusive, worldwide license under the Product Manufacturing IP and Agreement IP, to Manufacture Product for use in Finished Products, solely for the purpose of qualifying one (1) third party manufacturer (such manufacturer, a “Secondary Source”) to Manufacture Product (the “Product Manufacturing License”), such Product Manufacturing License to expire as provided in Section 10.4 hereof. Purchaser shall be permitted to sublicense to one Secondary Source the Product Manufacturing License solely for the Secondary Source to Manufacture Product for Purchaser for use in Finished Product (or Additional Finished Products to the extent that the Product Manufacturing License is expanded pursuant to Article 9 below), provided that (1) such Secondary Source has entered into a confidentiality agreement with Purchaser and Supplier as described in Section 8.1.4 below, (2) has agreed with Supplier to be bound by the terms of Section 8.1.4 below and (3) Supplier, in its sole discretion, has approved the provisions of the sublicense agreement between Purchaser and the Secondary Source relating to confidentiality, the matters described in Section 8.1.4 or the Product Manufacturing Technology or the Buffered Soda Technology, such approval not to be unreasonably delayed. Purchaser’s designation of the Secondary Source shall require the prior written consent of Supplier, such consent not to be unreasonably delayed.

8.1.2 In consideration for the Product Manufacturing License granted by Supplier to Purchaser under Section 8.1.1 above and Supplier’s transfer of the Product Manufacturing Technology and assistance therewith described in Section 8.1.4 below, Purchaser agrees to pay to Supplier a fee of [***] (the “Product Manufacturing Enablement and License Fee”), payable as follows:

(a) [***], which Supplier acknowledges was paid by Purchaser upon the execution of that certain Letter of Intent between the Parties dated May 9, 2007 (the “LOI”).

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

(b) [***] payable [***] days following the Effective Date.

(c) [***] payable upon the first to occur of the following: (i) [***] after the date of Full Secondary Source Qualification, and (ii) [***] after the date of Full Secondary Source Approval.

8.1.3 Upon the execution of this Agreement, Supplier shall transfer the necessary Product Manufacturing Technology (including an [***] for the Product) to Purchaser in order to enable Purchaser to fully exercise all of its rights under the Product Manufacturing License to qualify and enable the Secondary Source to Manufacture Products for use in Finished Products. In addition, [***] It is understood that Purchaser intends for the Secondary Source to maintain a DMF for the Manufacture of Product for Finished Product in addition to the DMF held by Supplier pursuant to Section 12.1, and in addition to Supplier’s obligations under this Section 8.1.3, Supplier shall promptly notify Purchaser of any changes to its DMF for the Product and provide to the Secondary Source a copy of thereof to enable the Secondary Source to update its DMF accordingly. [***]

8.1.4 Within [***] time after Purchaser’s designation and Supplier’s approval of the Secondary Source, Supplier, Purchaser and the Secondary Source shall enter into a confidentiality agreement governing such Secondary Source’s use and disclosure of the confidential information of Supplier contained in the Product Manufacturing IP, such confidentiality agreement to be subject to approval by Supplier, in its sole discretion, such [***]. The Secondary Source shall not use the Product Manufacturing Technology except to Manufacture Product for Purchaser or its designees (i.e. Purchaser’s contract manufacturers and/or pharmaceutical development partners, in each case for the development and/or commercialization of the Finished Product) for use in Finished Product (and for any Additional API that the Product Manufacturing License is expanded to include pursuant to Article 9 below) and shall not Manufacture Product outside of the Specifications.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

The Secondary Source shall be permitted to disclose the Product Manufacturing Technology to Regulatory Agencies to the extent required to obtain and maintain Regulatory Approval of the Finished Product (and any Additional Finished Products that the Product Manufacturing License is expanded to include pursuant to Article 9 below).

8.1.5 Supplier agrees to allow a third party designated by Purchaser and approved in advance by Supplier, such approval not to be unreasonably withheld or delayed, to (i) review the full contents of the [***] prepared by the Secondary Source, and (ii) to have access to all of the Secondary Source’s facilities for the [***] (including all relevant equipment) and Product Manufacturing Technology utilized by the Secondary Source in connection with the [***] and/or referenced in the [***], in each of cases (i) and (ii) as may be reasonably necessary for such third party to determine the accuracy and completeness of the information contained in the [***]. Such third party shall be subject to Supplier’s standard confidentiality terms with respect to Supplier’s proprietary information received or observed by such third party in the course of its review described above and shall have the right to disclose its findings to Purchaser.

8.1.6 The Parties agree that, in the event that the Secondary Source breaches the restrictions of its sublicense under the Product Manufacturing License or breaches its confidentiality obligations with respect to the Supplier Information disclosed to it, Supplier shall have the right to terminate the Product Manufacturing License (which, for clarity, shall terminate Purchaser’s sublicense to such Secondary Source) immediately upon written notice to Purchaser; provided, however, that no such termination shall be effective if the Secondary Source and/or Purchaser cures the material breach of the Secondary Source giving rise to such termination within [***] of such notice. For clarity, except for the right of Supplier to terminate the Manufacturing License as described in the foregoing sentence, a breach by the Secondary Source of any of its agreements with or obligations to Purchaser and/or Supplier shall not give rise to a right by Supplier to terminate this Agreement or any of the rights or obligations of the Parties hereunder. For further clarity, Supplier’s right to terminate the Product Manufacturing License as described hereunder shall not in any way limit Supplier’s right to pursue all other legal and equitable remedies available to it in the event of a breach by the Secondary Source of its sublicense under the Product Manufacturing license or of its confidentiality obligations with respect to the Supplier Information.

8.2 Supply Failure.

8.2.1 Without limiting Supplier’s obligations to supply Product to Purchaser under Article 2 above, Supplier shall give Purchaser prompt written notice if Supplier becomes aware that it will not be able to supply Purchaser’s orders for Product as required under this Agreement, and Supplier shall give Purchaser [***] written notice prior to any discontinuation by it of the manufacture or sale of the Product.

8.2.2 Subject to the terms of Sections 8.2.3 and 8.2.4 below and without limiting Supplier’s obligations to supply Product to Purchaser under Article 2 above, in the event that Supplier actually fails to supply [***] of the quantities of Product in a particular calendar quarter pursuant to orders submitted by Purchaser pursuant to and in accordance with the terms and conditions of this Agreement (including Article 6) within [***] of the dates specified in such orders in compliance with this Agreement, the Parties shall promptly meet to develop a corrective action plan in order to avoid such failure to supply in the future.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

8.2.3 Notwithstanding anything in this Agreement to the contrary (including, without limitation, the terms of Section 8.2.2 above), in the event that Supplier actually fails to supply [***] of the quantities of Product in any two consecutive calendar quarters pursuant to orders submitted by Purchaser pursuant to and in accordance with the terms and conditions of this Agreement (including Article 6) within [***] of the dates specified in such orders in compliance with this Agreement, such event shall be deemed a “Supply Failure.”

8.2.4 In the event of a Supply Failure, Supplier shall allocate the Product that it has in inventory, or is able to produce, on a reasonable pro-rated basis, among Supplier’s customers for Product (including Purchaser, its Affiliates, sublicensees and distributors) based on the forecasts of Purchaser, and Supplier’s other customers; and Purchaser’s Purchase Obligation under Section 2.1 shall terminate, and Purchaser shall have the right to purchase quantities of Product from the Secondary Source at its discretion (and the Secondary Source shall have the right to Manufacture such quantities). In addition to the terms of this Section 8.2.4 above, the following terms shall apply in the event of a Supply Failure.

(a) In the event that such Supply Failure is the first Supply Failure to occur during the term of this Agreement, at the written request of Supplier, if Supplier has taken the necessary steps to ensure that a Supply Failure will not re-occur, the Parties shall discuss in good faith reinstating Purchaser’s Purchase Obligation under Section 2.1. If the Parties mutually agree in good faith that Supplier has remedied the Supply Failure and has taken all steps necessary to ensure that a Supply Failure will not re-occur, Purchaser’s Purchase Obligation under Section 2.1 shall be reinstated, effective [***] following the date of such agreement (such effective date of reinstatement, the “Purchase Obligation Re-instatement Date”); provided, however, that, (i) the terms of such re-instated Purchase Obligation may be re-adjusted, as mutually agreed upon by the Parties, to increase the preparedness of Purchaser in the event of a subsequent Supply Failure, including without limitation by initially providing for a smaller Purchase Obligation that increases over a period of years to its original amount if there are no subsequent Supply Failures during such time; (ii) for the calendar year that the Purchaser’s Purchase Obligation is re-instated, the Purchase Obligation shall be pro-rated to be only with respect to Purchaser’s requirements for Products for the period commencing on the Purchase Obligation Re-Instatement Date and ending on the last day of such calendar year; and (iii) Purchaser’s Purchase Obligation under Section 2.1 shall be subject to, and modified to the extent necessary to comply with, any obligations incurred by Purchaser between the date of the Supply Failure and the date that the Parties agreed that the Purchase Commitment should be re-instated.

(b) In the event that such Supply Failure is not the first Supply Failure to occur during the term of this Agreement (i.e. one or more Supply Failures have occurred during the term of this Agreement prior to such Supply Failure), (i) Purchaser’s Purchase Obligation under Section 2.1 shall terminate without any obligation on the part of Purchaser to discuss reinstatement of such Purchase Obligation with Supplier; and (ii) Purchaser may, at its sole option, terminate this Agreement immediately upon written notice to Supplier.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

8.2.5 This Section 8.2 shall in no way limit any of Purchaser’s legal, equitable or other remedies for Supplier’s breach of its obligations to supply Product to Purchaser under Article 2.

9.	OPTION

9.1 The Parties agree that, upon Purchaser’s written notice to Supplier of its desire to obtain [***] with respect to the use of the Product in a finished product containing an active ingredient other than API (such active pharmaceutical ingredient, an “Additional API”, such finished product, an “Additional Finished Product”), Supplier shall promptly inform Purchaser in writing whether it has the right, as of the time of Purchaser’s notice, to grant [***] for the use of the Product with such Additional API in an Additional Finished Product (the “Supplier Notice”). In the event that Supplier notifies Purchaser that it does not have the right to grant such [***], neither Party shall have any further rights or obligations to the other under this Article 9 with respect to such Additional API. In the event that Supplier has the right to grant [***] with respect to the use of the Product with such Additional API in an Additional Finished Product as of the time of Purchaser’s notice, Purchaser may, in its sole discretion and within thirty (30) days of its receipt of the Supplier Notice, elect to pay to Supplier an [***] of [***] (an “[***]”) in consideration for the [***] to use the Product with such Additional API in an Additional Finished Product. Upon Purchaser’s payment of such [***], Supplier agrees that it will not: (i) incorporate or use Product with such Additional API (other than as required to perform its obligations hereunder), (ii) sell or otherwise transfer Product to its Affiliates for incorporation or use with such Additional API, (iii) sell or otherwise transfer Product to a third party that, to Supplier’s Knowledge, plans to use such Product for incorporation or use with such Additional API or (iv) grant or authorize any rights or licenses to third parties or its Affiliates to incorporate or use the Product with such Additional API. Upon Purchaser’s payment to Supplier of the [***] for such Additional API, Supplier further agrees that, in all of its arrangements with third parties or its Affiliates relating to the use or transfer of, or grant of rights in, the Product, it will bind such parties to restrictions similar to those contained in (i)-(iv) of this Section 9.1 above, with respect to such parties’ use and transfer of, and grant of rights in, the Product with respect to such Additional API. The Parties agree that an [***] shall be due for each Additional API for which Purchaser desires to obtain the [***] described hereunder.

9.2 In the event that Purchaser obtains [***] with respect to an Additional API as described in Section 9.1, the following shall apply.

9.2.1 Provided that Supplier is able to supply Product in accordance with the terms of this Agreement (including the terms of Section 2.1 and Article 6) and except in the event of a Supply Failure (as defined in Section 8.2.3 above), Purchaser’s Purchase Obligation described in Section 2.1 shall be expanded to include the obligation to purchase from Supplier [***] of its requirements of the Product for use in the Additional Finished Product containing such Additional API. Notwithstanding such Purchase Obligation,

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Purchaser may at any time purchase from the Secondary Source, (i) those quantities of Product for use in the applicable Additional Finished Product that are required by the Secondary Source and/or Regulatory Authorities to keep such Secondary Source fully qualified and enabled as a commercial manufacturer of Product for such Additional Finished Product, so long as the quantities of Product purchased by Purchaser from the Secondary Source in a given calendar year of the Term do not exceed [***] of Purchaser’s requirements of Product for such calendar year, and (ii) any quantities of Product ordered by Purchaser in accordance with the terms of this Agreement that Supplier is unable to supply but which such inability to supply would not reach the level of a Supply Failure.

9.2.2 The Product Manufacturing License (including Purchaser’s sublicense to the Secondary Source designated in accordance with Section 8.1.1 above) shall be expanded to include the right to Manufacture Product for use in Additional Finished Products containing such Additional API. For clarity, such expanded Product Manufacturing License shall not include rights with respect to any Additional APIs for which Purchaser has not obtained [***] for pursuant to Section 9.1 above.

10.	TERM AND TERMINATION

10.1 Term of Agreement. Unless earlier terminated as described below, this Agreement shall be effective as of the Effective Date and shall remain in effect until the earlier of (i) the tenth (10 th) anniversary of the first commercial sale of a Finished Product by Purchaser or its partner and (ii) the thirteenth (13th) anniversary of the Effective Date (the “Term”).

10.2 Termination. This Agreement may be terminated by either Party as follows:

10.2.1 Upon [***] written notice to the other Party, in the event of a breach of this Agreement by such other Party, which breach is not cured within such [***], provided, however, if during such [***] period, the allegedly breaching Party disputes that it has materially breached this Agreement, then the other Party shall not have the right to terminate this Agreement until it has been finally determined in accordance with Section 15.8 below that the allegedly breaching Party has materially breached this Agreement, and such Party fails to comply herewith within [***] thereafter; or

10.2.2 Upon prior written notice to the other Party: (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within [***] after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter.

10.3 Termination by Supplier.

10.3.1 Supplier may terminate this Agreement upon ninety (90) days prior written notice to Purchaser if Purchaser, in any calendar year commencing with 2010, purchases less than [***] of Product (the “Minimum Purchase Requirement”) hereunder in the aggregate for

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

such entire calendar year; provided, however, that no such termination shall be effective if, within such [***] period, Purchaser purchases or makes payment for the amount of Product necessary to satisfy the Minimum Purchase Requirement for such calendar year. Notwithstanding the foregoing, if Supplier does not provide written notice of termination of this Agreement within [***] after the end of a calendar year for which Purchaser purchased less than the Minimum Purchaser Requirement and for which Supplier has a right to terminate this Agreement hereunder, Supplier shall no longer have the right to terminate this Agreement hereunder for Purchaser’s purchase of less than the Minimum Purchaser Requirement for such calendar year. For clarity and subject to the conditions of this Section 10.3 set forth above, Supplier shall still have the right to terminate this Agreement under this Section 10.3 for Purchaser’s purchase of less than the Minimum Purchase Requirement in the aggregate in a subsequent calendar year.

10.3.2 Supplier may terminate this Agreement for convenience upon twelve (12) months’ prior written notice; provided, however, that no such termination shall be effective until the third (3rd) anniversary of the first to occur of the following: (i) the date of Full Secondary Source Qualification; and (ii) the date of Full Secondary Source Approval.

10.4 Effect of Termination.

10.4.1 Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party.

10.4.2 The provisions of Articles 1, 4, and 10-15 (except as provided in Sections 10.4.3, 10.4.4 and 10.4.5 below), and Sections 2.2, 6.3, 6.5 and 6.7 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

10.4.3 In the event of the expiration of this Agreement in accordance with Section 10.1 upon (i) earlier of the [***] of the first commercial sale of Finished product by Purchaser or its partner and (ii) the [***] of the Effective Date, the product Manufacturing License granted in Section 8.1 (and any expansions made thereto and exclusivity covenants granted by Supplier, in each case pursuant to Article 9, as of the effective date of such termination or expiration) shall survive, provided Purchaser pays to Supplier the balance of the Product Manufacturing Enablement and License Fee, any [***] and any other amount remaining as of the effective date of such expiration due and owing to Supplier under this Agreement.

10.4.4 Notwithstanding the foregoing and anything in this Section 10.4 to the contrary, in the event that this Agreement is terminated by Supplier pursuant to Section 10.3.1 or for material breach by Purchaser, the Product Manufacturing License granted in Section 8.1 (and any expansions made thereto and exclusivity covenants granted by Supplier, in each case pursuant to Article 9, as of the effective date of such termination or expiration) shall not survive.

10.4.5 Notwithstanding the foregoing and anything in this Section 10.4 to the contrary, in the event that this Agreement is terminated by Purchaser for a material breach by Supplier (or for a Supply Failure pursuant to Section 8.2.4(b)) or by Supplier pursuant to

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Section 10.3.2: the Product Manufacturing License granted in Section 8.1 (and any expansions made thereto and exclusivity covenants granted by Supplier, in each case pursuant to Article 9, as of the effective date of such termination or expiration) shall survive provided Purchaser pays the balance of the Product Manufacturing Enablement and License Fee and/or [***] remaining as of the effective date of such termination. Provided that Purchaser pays the balance of the Product Manufacturing Enablement and License Fee and/or [***] remaining as of the effective date of such termination, Supplier further agrees to expand the scope of the Product Manufacturing License, without any additional license fees or payments due to Supplier, to allow Purchaser to sublicense one (1) third party manufacturer in addition to the Secondary Source solely for such third party manufacturer to Manufacture Product for Purchaser for use in Finished Product (or Additional Finished Products to the extent that the Product Manufacturing License was expanded pursuant to Article 9), subject to all Supplier approval rights and conditions of confidentiality that were required under Section 8.1 for the sublicense of the Product Manufacturing License to the Secondary Source as well as Supplier’s right to terminate the Product Manufacturing License under Section 8.1.6, applied mutatis mutandis as a condition to the expansion of the Product Manufacturing License (as described hereunder) to include such third party manufacturer.

11.	CONFIDENTIAL INFORMATION

11.1 Information. The Parties may from time to time disclose to each other Information. As used herein, “Information” means any information disclosed by one Party to the other Party that (i) if disclosed in tangible form, is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature; (ii) if disclosed orally, is indicated orally to be confidential or proprietary by the Party disclosing the information at the time of the disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within [***] after such disclosure; (iii) is disclosed during an audit under Section 6.6; (iv) are trade secrets disclosed by Supplier to Purchaser under this Agreement regarding the Product Manufacturing Technology and/or Buffered Soda Technology (the foregoing in part (iv), collectively, “Supplier Trade Secret Information”). Notwithstanding the foregoing, Information shall not include any information to the extent that such information (x) is or becomes generally available to the public through no fault of the receiving Party; (y) can be demonstrated in writing (1) to have been known by the receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the other Party or (2) to have been independently developed after the date of disclosure by the receiving Party without the application or use of the disclosing Party’s Information; or (z) becomes known to the other Party from a source other than the disclosing Party (or, with respect to Supplier Trade Secret Information disclosed by either Party to the Secondary Source pursuant to this Agreement, a source other than the Secondary Source) without breach of this Agreement by such Party, provided, that such source has the lawful right to disclose such Information to such Party.

11.2 Confidentiality. During the Term and until the [***] of the end of the Term (whether by termination or expiration), each of the Parties and their respective employees and agents shall hold in confidence all Information (other than Supplier Trade Secret Information that is Information) of the other Party. Purchaser and its respective employees and agents shall hold in confidence indefinitely all Supplier Trade Secret Information that is Information. Nothing contained in this Article 10 shall prevent either Party from disclosing any

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Information of the other Party to the extent reasonable necessary in complying with applicable governmental laws, regulations (such as SEC regulations) or orders (including court orders); provided that if a Party is required by law to make any such disclosure of the other Party’s Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Information. Notwithstanding the foregoing and anything herein to the contrary Purchaser may disclose Supplier Information: (A) that is contained in Product certificates of analysis or compliance, pricing information, Specifications or assay methods related to the Specifications to those of its contractors and consultants who have a need to know and have agreed in writing to be bound by the confidentiality obligations of this Article 11; (B) to the extent required by Regulatory Agencies in connection with Finished Product containing Product; (C) to a Secondary Source in accordance with the provisions of Section 8.1 above in connection with its exercise of the Product Manufacturing License.

11.3 Confidential Terms; Provisional Patent Application. Each Party shall treat the terms and exhibits of this Agreement and the contents of the Provisional Patent Application as the Information of the other Party, provided that the contents of the Provisional Patent Application shall no longer be Information upon their publication by the United States Patent and Trademark Office or once they become generally available to the public through no fault of either Party. Notwithstanding anything to the contrary, however, each Party may disclose the terms and exhibits of this Agreement and the Provisional Patent Application (a) to advisors, actual or potential investors, acquisition partners, sublicensees, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or (b) as required by securities or other applicable laws or regulations, such as SEC regulations.

12.	REGULATORY MATTERS

12.1 Product. The Supplier shall be responsible for obtaining and maintaining all Regulatory Approvals for the Product in the Territory. Supplier shall maintain with the FDA a valid DMF for the Product that is in full compliance with applicable FDA requirements, and Purchaser shall have the right to reference such DMF in its drug applications for the Finished Product. Supplier shall ensure that such DMF contains all material written and other information relating to the manufacture of Product in Supplier’s possession or control that is necessary for Purchaser to apply for, obtain and thereafter maintain Regulatory Approvals for the Finished Product in the Territory, including without limitation information relating to that portion of the Facility used in the manufacture of Product, process, methodology or components used in the manufacture of Product or other such information required to be submitted to Regulatory Agencies (collectively “Product Regulatory Information”). In the event Regulatory Agencies do not accept Purchaser’s reference to Supplier’s DMF or otherwise require additional Product Regulatory Information for Purchaser to obtain and/or maintain Regulatory Approvals, Supplier agrees to promptly provide all such required Product Regulatory Information to such Regulatory Agencies in the format required by such Regulatory Agencies. Supplier agrees to immediately inform Purchaser when any “pertinent” changes (as described by the FDA in Part VII A, of its Guideline for Drug Master Files and as required in 21 CFR 314. 420(c)) to current Product manufacturing practices, procedures are made and to provide updated information to Purchaser from time to time, and to cooperate with Purchaser with respect to all reporting obligations relevant to the Finished Product under Applicable Laws.

12.2 Finished Product. The Purchaser shall be responsible for obtaining and maintaining all Regulatory Approvals with respect to the Finished Product in the Territory other than those Regulatory Approvals relating to the Product and Supplier’s manufacture thereof, which shall be the responsibility of Supplier. The Purchaser shall provide the Supplier with (i) a copy of its NDA approval letter for Finished Product within a reasonable time after Purchaser’s receipt thereof from the FDA, and (ii) copies of any equivalent Regulatory Approval notices for Finished Product from other applicable Regulatory Agencies within a reasonable time after receipt thereof; provided that in each case Purchaser may redact any of its proprietary information from such copy. Supplier shall cooperate and provide reasonable assistance to Purchaser in connection with Purchaser’s obtainment and maintenance of Regulatory Approvals for Finished Product.

12.3 Regulatory Actions. Supplier shall permit the FDA and other Regulatory Agencies to conduct inspections of the Facility as they may request, including pre-approval inspections, and shall cooperate with such Regulatory Agencies with respect to the inspections and any related matters, in each case which is related to the Product or Finished Product. Supplier shall give Purchaser a report of the results of any such inspection, to the extent the findings of such inspection negatively affect the Supplier’s ability to meet its obligations hereunder to supply Product, if the GMP deficiencies associated with the Product could lead to further action by Regulatory Agencies such as a warning letter, or if such notice is required by Section 12.1 hereof.

13.	REPRESENTATIONS AND WARRANTIES

13.1 General. Each Party represents and warrants that: (a) it has full power to enter into this Agreement and to grant to the other Party the rights granted to such other Party under this Agreement and (b) it has obtained all necessary corporate approvals to enter into and execute the Agreement.

13.2 Product Warranties. Supplier represents and warrants that:

13.2.1 All Product supplied hereunder shall comply with the applicable Specifications and, if applicable, shall conform with the information shown on the certificate of analysis provided for the particular shipment pursuant to Section 6.2 above;

13.2.2 The Facility, the manufacturing and supply activities contemplated herein, and all Product supplied hereunder shall comply with all Applicable Laws. Without limiting the foregoing, at the time of delivery to Purchaser, none of the Product shall be adulterated or misbranded within the meaning of the FDCA, as amended and in effect at the time of shipment.

13.2.3 Title to all Product provided to Purchaser under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

13.3 Personnel. Supplier represents and warrants to Purchaser that neither Supplier nor any of its employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Agency, nor have debarment proceedings against Supplier or any of its employees been commenced. Supplier will promptly notify Purchaser in writing if any such proceedings have commenced or if Supplier or any of its employees are debarred by the FDA or other Regulatory Agencies.

13.4 Third Party Intellectual Property Rights. Supplier represents and warrants that, as of the Effective Date and to the Supplier’s Knowledge, the Product and Supplier’s manufacture thereof do not infringe any third party intellectual property rights.

13.5 Purchaser Intellectual Property. Purchaser represents and warrants that, as of the Effective Date, it has not filed a patent application claiming the Agreement IP, except for the Provisional Patent Application, and that to its best knowledge prior to the filing thereof it made no public disclosure of the carbonate and bicarbonate buffer system as described in claim 1, section (ii) of the form of the Provisional Patent Application provided by Purchaser to Supplier on July 20, 2007.

13.6 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 13, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN TO SUPPLIER.

14.	INDEMNIFICATION

14.1 Indemnity by Supplier. Supplier agrees to indemnify, protect, defend and hold harmless Purchaser, its directors, officers, employees, successors and assigns from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit or other governmental action, including reasonable attorneys’ fees, arising out of any claim, complaint, suit, proceeding, or cause of action brought or claimed by any third party which arise out of: (i) Supplier’s breach of this Agreement or of any warranty or representation made by Supplier to Purchaser under this Agreement (provided that the warranties with respect to Product supplied hereunder as set forth in Sections 6.1 and 13.2 shall be subject to the limitations of Sections 6.4 and 6.5, if applicable); or (ii) the negligent or intentionally wrongful acts or omissions of Supplier (but only to the extent not arising from a claim by a third party arising out of Supplier’s breach of this Agreement or any warranty or representation covered by an indemnification obligation under subsection (i)).

14.2 Indemnity by Purchaser. Purchaser agrees to indemnify, protect, defend and hold harmless Supplier, its directors, officers, employees, successors and assigns from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys’ fees, arising out of any claim, complaint, suit, proceeding, or cause of action brought or claimed by any third-party which (i) arise out of Purchaser’s breach of this Agreement or of any warranty or representation made to Supplier under this Agreement, (ii) the actual infringement by the Finished Product manufactured for or sold by or on behalf of Purchaser of third party intellectual property rights, or (iii) result from the manufacture, sale, marketing, use or distribution by Purchaser of Finished Product (to the extent not attributable to any Product), including without limitation the negligent or intentionally wrongful acts or omissions of Purchaser; except in each case to the extent that Supplier is obligated to indemnify, protect and defend Purchaser for such claims under Section 14.1 above.

14.3 Indemnification Procedure. A Party that intends to claim indemnification (“Indemnitee”) under this Article 14 shall promptly notify the indemnifying Party (“Indemnitor”) in writing of any third party claim, suit, or proceeding included within the indemnification described in this Article 14 (each a “Claim”) with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement of the Claim; provided that the Indemnitor shall not enter into any settlement that admits the fault of Indemnitee without the prior written consent of Indemnitee, such consent not to be unreasonably withheld. The Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of the Claim. The indemnification obligations under this Article 14 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to Claims.

14.4 Limitation of Liability. EXCEPT IN THE CASE OF WILLFUL BREACH OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS) ARISING FROM RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT.

15.	MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including all Exhibits hereto, sets forth the entire agreement and understanding between the Parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the Parties with respect to the subject matter hereof, including the LOI and that certain Purchase Order No. 96918 between the Parties dated September 22, 2006 and the Confidentiality Agreement dated March 5, 2003. None of the terms of this Agreement shall be amended or modified except in writing signed by the Parties hereto.

15.2 Assignment. Neither Party may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (i) Supplier may assign this Agreement to one of its Affiliates; and (ii) either Party may assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement, to a successor by way of merger, consolidation or the acquisition of substantially all of its business and assets relating hereto; provided that, in each of cases (i) and (ii), such assignee assumes in writing the assignor’s obligations under this Agreement and agrees to be bound by the terms and conditions hereof.

15.3 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall, if kept effective in this Agreement, render this entire Agreement to be invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the unenforceable provisions to best accomplish the original intentions of the Parties with respect to such provisions.

15.4 Waivers. Any waiver of the terms and conditions hereof must be explicitly in writing. A waiver by any Party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

15.5 Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Parties reasonably determine may be necessary or desirable to effectuate the purposes of this Agreement.

15.6 Force Majeure. No Party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or causes beyond the reasonable control of such Party. Availability or allocation of raw materials or labor shall not constitute a force majeure event. Any Party desiring to invoke the protection of force majeure hereunder shall promptly notify the other Party of such desire and shall use reasonable efforts to resume performance of its obligations.

15.7 Governing Law. This Agreement is deemed to have been entered into in the State of Delaware, and, subject to the dispute resolution procedure outlined in Section 15.8 below, its interpretation, construction, and the remedies for its enforcement or breach shall be governed by, and are to be applied pursuant to and in accordance with, the laws of the State of Delaware, without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

15.8 Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, either Supplier or Purchaser may, by written notice to the other Party, have such dispute referred to the Chief Executive Officers (or equivalent) of Supplier and Purchaser, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received by such other Party. If the Parties are unable to resolve such dispute within such thirty (30) day period, such dispute shall be finally settled by binding arbitration by Judicial Arbitration and Mediation Services, Inc. (JAMS) under its rules of arbitration, by three (3) arbitrators appointed in accordance with said rules, unless the Parties to the dispute have agreed to have only one (1) arbitrator. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. Any evidence originally in a language other than English shall be submitted with a certified English translation accompanied by an original or true copy thereof. In the event such dispute is referred to arbitration by Supplier, the place of arbitration shall be San Francisco, California, and in the event such dispute is referred to arbitration by Purchaser, the place of arbitration shall be

Wilmington, Delaware. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute, unless otherwise determined by the arbitrator(s). Each Party shall bear the cost of its own attorneys’ and expert fees. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. Notwithstanding the foregoing, a Party may at any time seek injunctive or other equitable relief for any breach or alleged breach by the other Party of this Agreement.

15.9 Notices. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail (postage prepaid), overnight courier or by facsimile (with such facsimile to be promptly confirmed by registered or certified airmail, postage prepaid) and addressed as follows:

If to Supplier:	SPI Pharma, Inc.
321 Cherry Lane
New Castle, DE 19720
Attention: Sarath Chandar
Fax No: 302-576-8567

If to Purchaser:	Transcept Pharmaceuticals, Inc.
1003 W. Cutting Blvd., Suite 110
Pt. Richmond, CA 94804
Attention: Glenn A. Oclassen Sr., CEO
Fax No.: 510-215-3535

All notices shall be deemed to be effective on the business day after delivery of such notice to the overnight courier, the day such notice is received by addressee via registered or certified mail, or the day on which such notice is sent by facsimile. In case any Party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other Party.

15.10 Forms. The Parties recognize that, during the term of this Agreement, a purchase order form, purchase order acknowledgment form or similar routine document (collectively, “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are in conflict with the provisions of this Agreement.

15.11 Implied Obligations. This Agreement sets forth all of the rights and obligations of the Parties with respect to the subject matter hereof.

15.12 Headings. Headings in this Agreement are included for ease of reference only and shall have no legal effect and shall not be used in any way to construe or interpret this Agreement.

15.13 Relationship of the Parties. The relationship hereby established between Purchaser and Supplier is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

15.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

TRANSCEPT PHARMACEUTICALS, INC.		SPI PHARMA, INC.

By:	/s/ Glenn A. Oclassen	By:	/s/ R. Sarath Chandar
	Name: Glenn A. Oclassen		Name: R. Sarath Chandar
	Title: President and CEO		Title: VP, Global Marketing

EXHIBIT A

PRODUCT PRICING

Product Name: Buffered Soda

Price: [***]

Orders of Product shall [***].

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

EXHIBIT B

PRODUCT SPECIFICATIONS

Product Name: Buffered Soda

Specifications:

CERTIFICATE OF ANALYSIS

[***]

Buffered Soda

Date of Mfg:	October 2006
Retest Date:	April 2006
Expiration Date:	October 2007
Lot No.: [***]

Analysis	Method	Results	Specifications

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.